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[LOGO OF CASE CORPORATION]
                                                                       Exhibit 5

RICHARD S. BRENNAN         CASE CORPORATION
GENERAL COUNSEL AND        700 STATE STREET
SECRETARY                  RACINE, WI 53404 USA
                           TEL: (414) 636-0940
                           FAX: (414) 636-0913




May 14, 1998



Case Credit Corporation
700 State Street
Racine, Wisconsin 53404

Ladies and Gentlemen:

I am the General Counsel and Secretary of Case Corporation, a Delaware corporation, the parent company and sole stockholder of Case Credit Corporation, a Delaware corporation ("Case Credit"), and have advised Case Credit in connection with the proposed sale of up to $1,000,000,000 principal amount of Case Credit's Debt Securities (the "Securities"). The Securities are to be issued under an Indenture (the "Indenture") between Case Credit and The Bank of New York, as Trustee, dated as of October 1, 1997, with certain terms of the Securities to be established by certain officers of Case Credit who have been authorized by its Board of Directors to do so, as part of the corporate action taken and to be taken (the "Corporate Proceedings") relating to the issuance of the Securities.

I, or members of my staff, have examined or are otherwise familiar with the Certificate of Incorporation of Case Credit, the By-Laws of Case Credit, the Registration Statement on Form S-3 (the "Registration Statement") being filed by Case Credit pursuant to which the Securities are to be registered under the Securities Act of 1933, as amended, the Corporate Proceedings and such other documents, records, and instruments as I have deemed necessary for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the Indenture is a valid and binding instrument and that, upon the completion of the Corporate Proceedings and the authentication, issuance, sale and delivery of the Securities, the Securities shall be legal, valid and binding obligations of Case Credit, entitled to
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the benefits of the Indenture, including such terms as are established pursuant to the Corporate Proceedings, in accordance with the respective terms thereof (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and the general principles of equity).

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to being named in the related prospectus and any related prospectus supplement under the caption "Legal Matters" with respect to the matters stated therein. Further, I hereby consent to the incorporation by reference of this opinion and consent in any abbreviated registration statement(s) registering up to an additional 20% aggregate principal amount of Securities filed subsequent to the date hereof.

Sincerely,


/s/ Richard S. Brennan
Richard S. Brennan